                                                                  Exhibit 2.6





                            SHARE PURCHASE AGREEMENT

                                      AMONG

                    PHOENIX INTERNATIONAL LIFE SCIENCES INC.

                                       AND

                          PROF. DR. KLAUS-GEORG BUHRENS

                                       AND

                                  MARTIN GEIST

                                       AND

                                 DR. BERND BLOHM

                                       AND

                              CHRISTIAN HILGENSTOCK

                                       AND

                                  CLAUS HEMKER

                                       AND

                                 DR. IVAN KOZAK

                                       AND

                            DR. BERNHARD VENS-CAPPELL

                                       AND

                                WOLFGANG TETZLOFF

                                       AND

                                DR. JURGEN HENKE

                                       AND

                                 DR. LOTTE HENKE

                                       AND

                            TREND FINANZANALYSEN GMBH

                                       AND

                           MCKNIGHT LABORATORIES GMBH

                             ----------------------

                          DATED AS OF NOVEMBER 6, 1998

                             ----------------------

SHARE PURCHASE AGREEMENT dated as of November 6, 1998


AMONG: PHOENIX INTERNATIONAL LIFE SCIENCES INC., a corporation incorporated under the Canada Business Corporations Act, having its head office at 2350, Cohen Street, Saint-Laurent, Quebec, Canada, H4R 2N6, herein acting and represented by John Hooper, its duly authorized representative;

                (hereinafter "Phoenix")


AND: PROF. DR. KLAUS-GEORG BUHRENS, residing at Buchtallee 4a, 21465 Reinbek, Germany;

                (hereinafter "Buhrens")


AND:            MARTIN GEIST, residing at Georgiweg 43, 22453 Hamburg, Germany;

                (hereinafter "Geist")


AND:            DR. BERND BLOHM, residing at Buchtallee 23, 21465 Reinbek,
                Germany;

                (hereinafter "Blohm")


AND:            CHRISTIAN HILGENSTOCK, residing at Gronenweg 73, 22549 Hamburg,
                Germany;

                (hereinafter "Hilgenstock")


AND:            CLAUS HEMKER, residing at Feldblick 2, 22397 Hamburg, Germany;

                (hereinafter "Hemker")


AND:            DR. IVAN KOZAK, residing at Kopeniker Str. 15, 22045 Hamburg,
                Germany;

                (hereinafter "Kozak")



AND:            DR. BERNHARD VENS-CAPPELL, residing at Wurtkamp 12, 22527
                Hamburg, Germany;

                (hereinafter "Vens-Cappell")


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                                     - 2 -


AND:            WOLFGANG TETZLOFF, residing at Friedenstrasse 56, 82194
                Grobenzell, Germany;

                (hereinafter "Tetzloff")


AND: DR. JURGEN HENKE, residing at Hohenzollernring 57, 50672 Koln, Germany, herein acting and represented by Ulrike Schafer, his duly authorized representative;

                (hereinafter "J. Henke")


AND: DR. LOTTE HENKE, residing at Hohenzollernring 57, 50672 Koln, Germany, herein acting and represented by Ulrike Schafer, her duly authorized representative;

                (hereinafter "L. Henke")


AND: TREND FINANZANALYSEN GMBH, a German corporation with capital of DM150,000, registered in the Commercial Register of the Amtsgericht Dusseldorf under number HRB 18161 and having its head office at Berliner Allee 21, 40212 Dusseldorf, Germany, herein acting and represented by Ulrike Schafer, its duly authorized representative;

                (hereinafter "TREND")


                (Buhrens, Geist, Blohm, Hilgenstock, Hemker, Kozak, Vens-Cappell, Tetzloff, J. Henke, L. Henke and TREND are hereinafter collectively referred to as the "Vendors")

AND: MCKNIGHT LABORATORIES GMBH, a German corporation with capital of DM1,100,000, registered in the Commercial Register of the Amtsgericht Hamburg under number HRB 28004 and having its head office at Osterstrasse 86, 20259 Hamburg, Germany, herein acting and represented by Prof. Dr. Klaus - Georg Buhrens, its duly authorized representative;

                (hereinafter "MKL")


        WHEREAS, the Vendors hold, directly or indirectly, as more fully set out in Schedule A, all of the outstanding shares and voting rights of MKL;

        WHEREAS, IPHAR Institut fur Klinische Pharmakologie GmbH ("IPHAR"), a German corporation, with capital of DM500,000, registered in the Commercial Register of the Amtsgericht Munchen under number HRB 8768 and having its head office at Arnikastrasse 4, 85631 Hohenkirchen -Siergertsbrunn, Germany, is a subsidiary of MKL, held as to 100% by MKL. The capital structure of IPHAR is set forth in Schedule B;


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                                     - 3 -


        WHEREAS, McKnight Laboratories (U.S.A.) inc. ("MKL-USA"), a corporation and having its head office at 122 Main Street, Flemington, New Jersey, United States, is a subsidiary of MKL, held as to 100% by MKL. The capital structure of MKL-USA is set forth in Schedule C;

        WHEREAS the Vendors have agreed to sell all of the outstanding shares of MKL to Phoenix in consideration for the issuance to the Vendors of common shares of Phoenix;

        NOW, THEREFORE, the parties hereto agree as follows:

1.      INTERPRETATION AND DEFINITIONS

        Except as the context otherwise explicitly requires, (a) the capitalized term "Section" refers to sections of this Agreement; (b) the capitalized terms "Schedules" and "Exhibit" refer to schedules and exhibits to this Agreement; (c) references to a particular Section include all subsections thereof; (d) the word "including" shall be construed as "including without limitation"; (e) accounting terms not otherwise defined herein have the meaning provided under GAAP (as defined below); (f) references to a particular law, statute or regulation include all rules and regulations thereunder and any successor, law, statute, regulation or rules, in each case as from time to time in effect; (g) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement; (h) references to dollars or $ in this Agreement are to Canadian dollars. In this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings assigned to them:

        1.1 "AFFILIATE" means, with respect to any Person, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purposes of this Agreement, "Affiliate" also means an affiliate as such term is defined by the SEC.

        1.2 "ARTICLES" means the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization and articles of arrangement, including amendments thereto, as in effect from time to time, of MKL.

        1.3 "COMPENSATION" as applied to any Person means the aggregate of all salaries, compensation, remuneration or bonuses of any character, retirement or pension benefits of any kind, or other payments of any kind whatsoever (other than health and medical benefits made available to employees generally and advances and reimbursements of business expenses) made directly or indirectly by MKL, any of the Subsidiaries or other specified Persons to such Person and affiliates of such Person.

        1.4 "COMPLETION DATE" means the date of this Agreement, i.e. November 6, 1998.

        1.5 "CONSOLIDATED", when used with reference to any term, means that term as applied to the accounts of MKL or other indicated Person and each of its respective Subsidiaries, consolidated or combined in accordance with GAAP after eliminating all inter-company operations and with appropriate deductions for minority interests in Subsidiaries.

        1.6 "CONTRACTUAL OBLIGATION" means, with respect to any Person, any contracts, agreements, deeds, hypothecs, mortgages, indentures, leases, licenses, other instruments, commitments, undertakings, arrangements or understandings, written or oral, or other documents or instruments, including any provisions of its articles of incorporation or other constituting documents or by-laws and any document or instrument evidencing Indebtedness, to which any such Person is a party or otherwise subject to or bound by or to which any property or asset of any such Person is subject.

        1.7 "DISTRIBUTION" means (a) the declaration or payment of any dividend on or in respect of the shares of any class or series of shares of MKL, any of the Subsidiaries or other specified Person, other than dividends payable solely in common shares of the share capital of the payor; (b) the purchase, redemption or other retirement of any shares of any class of MKL, any of the Subsidiaries or other specified Person directly, or indirectly through a Subsidiary or otherwise; or (c) any other distribution on or in respect of any shares of any class or series of shares of MKL, any of the Subsidiaries or other specified Person.

        1.8     "ESCROW AGENT" means Montreal Trust Company.

        1.9 "ESCROW AGREEMENT" means the escrow agreement entered between the parties hereto and the Escrow Agent a copy of which is attached hereto as Schedule 1.9.

        1.10 "ESCROWED SECURITIES" means the Phoenix Shares escrowed pursuant to Section 2.4 together with all Proceeds (as defined in the Escrow Agreement).

        1.11 "ESCROWED SHARE PRICE" means the amount obtained by adding the opening and closing prices of the common shares of Phoenix on each of the Montreal Exchange and The Toronto Stock Exchange for the ten trading days preceding the date of execution of the present Agreement, divided by 40.

        1.12 "ENVIRONMENTAL LAWS" means all Legal Requirements (including consent decrees, administrative orders and contractual obligations) relating to public health and safety, workers health and safety and pollution or protection of the environment.

        1.13 "GAAP" means generally accepted accounting principles, as in effect from time to time, consistently applied.

        1.14 "GUARANTEE" means (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any indebtedness or other obligation of any other Person, (b) any other arrangement whereby credit or financial assistance is extended to one obligor on the basis of any promise or undertaking of another Person (i) to pay the Indebtedness of such obligor, (ii) to purchase any obligation owed by such obligor, or (iii) to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not such arrangement is disclosed in the balance sheet of such other Person or is referred to in a footnote thereto or appears in a "keep well" agreement, "comfort letter" or "take or pay" agreement, and (c) any liability of MKL or any of the Subsidiaries as general partner of a partnership or as a venturer in a joint venture in respect of Indebtedness or other obligations of such partnership or venture; provided, however, that in no event shall Guarantees include product warranties given or the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

        1.15 "INDEBTEDNESS" means (a) all indebtedness, obligations and liabilities for borrowed money and similar monetary obligations evidenced by bonds, notes debentures, evidences of indebtedness, capitalized lease obligations, deferred purchase price of property (other than ordinary trade payables) or otherwise, whether direct or indirect; and (b) all indebtedness, obligations and liabilities secured by any Liens existing on property owned or acquired, whether or not the liability secured thereby shall have been assumed.

        1.16 "LEGAL REQUIREMENT" means any national, provincial, regional, municipal, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation, by-law, policy, guideline, directive, standard and any other provision having the force or effect of law or any final order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit, certificate, authorization, registration or similar right granted under any of the foregoing.

        1.17 "LIEN" means (a) any hypothec, priority, mortgage, pledge, lien, charge, security interest or other similar encumbrance upon any property or assets of any character, or upon the income or profits therefrom, whether arising by agreement or under law, or otherwise (b) any conditional sale or other title retention agreement or arrangement (including a capitalized lease); (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles, or chattel paper, with or without recourse, or (d) any transaction (regardless of form) which is intended to create any charge or encumbrance on property to secure the payment or performance of an obligation.

        1.18 "MANAGEMENT" means each of Barkworth, Buhrens, Geist, Hemker, Hilgenstock, Kozak, Dr. Mazur, Vens-Cappel, Schmieder and Tetzloff.

        1.19 "MATERIAL ADVERSE EFFECT" means any (a) material adverse effect whatsoever upon the validity, performance or enforceability of this Agreement, (b) material adverse effect upon the business, assets, financial condition, income or prospects of MKL and the Subsidiaries on a Consolidated basis, or (c) material adverse effect upon the ability of the Vendors to perform their obligations under this Agreement.

                For the purposes of this Agreement and the Schedules hereto, the expression "Material Adverse Effect" when used in reference to obligations, debts, effects, liabilities or claims, shall mean an obligation, debt, effect, liability or claim, as the case may be which involves an amount in excess of DM60,000.

        1.20    "MKL AFFILIATE" means any of Buhrens and TREND.

        1.21    "PERMITTED LIEN" means those Liens indicated on Schedule 1.21.

        1.22 "PERSON" means an individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization, business trust, limited liability company and any governmental or administrative department or agency or political subdivision.

        1.23 "PHOENIX AFFILIATES" means John Hooper, Stephane Huguet, Heather Baker, Judy Zilber, Jean-Yves Caloz, Diane Bouchard, Carmen Discenza, Lucien Steru, Dominique Steru, Susan Thornton, Greg Holmes, Claude E. Forget, Bertran Spilker, Robert Raich, David Goldman, Suzanne Peeters, George Engelberg, Dr. Andreas Wicki and Cornelius P. McCarthy III.

        1.24    "SEC" means the United States Securities and Exchange
                Commission.

        1.25 "SECURITIES ACT" means the United States Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.


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                                     - 6 -


        1.26 "SHARES" means shares in the nominal value of DM1,100,000 of MKL being all of the issued and outstanding shares of MKL.

        1.27 "SUBSIDIARIES" means IPHAR and MKL-USA and "SUBSIDIARY" means any of the Subsidiaries on an individual basis.

2.      SALE AND PURCHASE OF SHARES

        2.1     AGREEMENT TO PURCHASE AND SELL SHARES

                Upon the terms and subject to the conditions hereof and in reliance on the representations and warranties of Phoenix set forth in
        Section 4, the Vendors hereby sell to Phoenix and, upon the terms and subject to the conditions hereof and in reliance on the representations and warranties of the Vendors set forth in Section 3, Phoenix hereby purchases from the Vendors, the Shares, as set forth below:


        VENDOR                                        NUMBER OF SHARES
        ------                                        ----------------
        Buhrens                                          DM550,500
        Geist                                             DM21,000
        Blohm                                             DM21,000
        Hilgenstock                                       DM55,500
        Hemker                                            DM55,500
        Kozak                                             DM55,500
        Vens-Cappell                                      DM55,500
        Tetzloff                                          DM55,500
        J. Henke                                          DM45,000
        L. Henke                                          DM45,000
        TREND                                            DM140,000
        TOTAL                                          DM1,100,000

        2.2     PRICE OF SHARES

                The purchase price of the Shares is payable by the issuance by Phoenix to the Vendors of an aggregate of 873,325 common shares of Phoenix. The aggregate purchase price for the Shares is to be allocated among the Vendors as follows:

        VENDOR                    NUMBER OF COMMON SHARES OF PHOENIX
        ------                    ----------------------------------
        Buhrens                                437,059
        Geist                                   16,673
        Blohm                                   16,673
        Hilgenstock                             44,063
        Hemker                                  44,063
        Kozak                                   44,063
        Vens-Cappell                            44,063
        Tetzloff                                44,063
        J. Henke                                35,727

        VENDOR                    NUMBER OF COMMON SHARES OF PHOENIX
        ------                    ----------------------------------
        L. Henke                                35,727
        TREND                                  111,151
        TOTAL                                  873,325

        (The common shares of Phoenix issued to the Vendors pursuant to this Section 2.2 are hereinafter collectively referred to as the "Phoenix Shares".)

        2.3     TRANSFER OF SHARES AND PAYMENT OF PURCHASE PRICE

                2.3.1 Phoenix hereby acknowledges receipt from each of Buhrens, Geist, Blohm, Hilgenstock, Hemker, Kozak, Vens-Cappell, Tetzloff, J. Henke, L. Henke and TREND of the Shares by notarial deed dated November 6, 1998 of the Notary Dr. Werner Vogel duly signed, personally or by his/her attorney with valid power of attorney, by Buhrens, Geist, Blohm, Hilgenstock, Hemker, Kozak, Vens-Cappell, Tetzloff, J. Henke, L. Henke and TREND.

                2.3.2 Buhrens, Geist, Blohm, Hilgenstock, Hemker, Kozak, Vens-Cappell, Tetzloff, J. Henke, L. Henke and TREND hereby acknowledge receipt from Phoenix of certificates registered in the names of Buhrens, Geist, Blohm, Hilgenstock, Hemker, Kozak, Vens-Cappell, Tetzloff, J. Henke, L. Henke and TREND representing 90% of the purchase price for the Shares.

        2.4     ISSUANCE INTO ESCROW

                Notwithstanding any provision of this Agreement, upon delivery of the Phoenix Shares pursuant to Section 2.3, 10% of the aggregate number of the Phoenix Shares shall be delivered immediately to the Escrow Agent, on a pro rata basis among the Vendors, to be held and released by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement. All such Phoenix Shares shall be issued in the name of the Escrow Agent, as escrow agent under the Escrow Agreement. The Vendors hereby acknowledge receipt of such 10% of the purchase price of the Shares on their behalf by the Escrow Agent.

3.      REPRESENTATIONS AND WARRANTIES OF VENDORS

        In order to induce Phoenix to enter into this Agreement and to purchase the Shares hereunder, the Vendors hereby make the following representations and warranties to Phoenix. The Vendors' liability for the following representations and warranties shall be joint, and not solidary i.e. pro rata to the number of Phoenix Shares received by each Vendor according to Section 2.2, except in the event of fraud with respect thereto.

        3.1     SHARES

                Each of the Vendors declares that he owns the Shares free and clear of all Liens and there are no rights or other obstacles of any nature whatsoever to the sale of the Shares to Phoenix.

        3.2     ORGANIZATION

                3.2.1 DUE INCORPORATION, ETC. Each of MKL and the Subsidiaries is duly incorporated or organized and validly exists under the laws of its jurisdiction of incorporation, and is in good standing under the laws applicable to it and has all necessary corporate capacity and power to own and lease its property and assets and to carry on the businesses now conducted or presently proposed to be conducted by it.

                3.2.2 SUBSIDIARIES. MKL does not own or control, directly or indirectly, or have an interest in, any other corporation, partnership, association or business entity other than the Subsidiaries.

                3.2.3 MANAGEMENT. The Management of MKL and the Subsidiaries is exclusively comprised of the Persons referred to in
                        Section 1.18.

                3.2.4 AUTHORIZATIONS AND APPROVALS. All authorizations, approvals, licences, permits, certificates, registrations, consents, exemptions or declarations required in order for each of MKL and the Subsidiaries to own or lease their property and assets and to carry on their business in all jurisdictions in which such property and assets are located or such business is carried on have been duly obtained or effected and are in full force and effect except for authorizations, approvals, licences, permits, certificates, registrations, consents, exemptions or declarations, the absence of which, individually or in the aggregate, does not and shall not result in a Material Adverse Effect.

                        In particular:

                        (a) except for permits, certificates, licences, registrations and other authorizations, the absence of which, individually or in the aggregate, does not and shall not result in a Material Adverse Effect, each of MKL and the Subsidiaries hold all permits, certificates, licenses, registrations and other authorizations required under applicable Environmental Laws for their operations (the "Environmental Permits"); each such Environmental Permit is valid and in force and the operations of MKL and the Subsidiaries are in compliance with the conditions set out in such Environmental Permits and their is no ground for revocation, expiry or annulment of any such Environmental Permits;

                        (b) except for permits, certificates, licences, registrations and other authorizations, the absence of which, individually or in the aggregate, does not and shall not result in a Material Adverse Effect, each of MKL and the Subsidiaries hold all permits, certificates, licenses, registrations and other authorizations required under applicable Legal Requirement for clinical research for the pharmaceutical industry and pharmaceutical research (the "Research Permits"); each such Research Permit is valid and in force, the operations of MKL and the Subsidiaries are in compliance with the conditions set out in such Research Permits and there is no ground for revocation, expiry or annulment of any such Research Permits.

                3.2.5 CORPORATE RECORDS. The Corporate records of MKL and each of the Subsidiaries are complete and up to date.

                3.2.6 OFFICERS AND DIRECTORS. The officers and directors of MKL and each of the Subsidiaries have been properly elected or appointed in accordance with applicable laws and the relevant articles of incorporation or other constituting documents.

                3.2.7 CORPORATE ACTION. All necessary action has been taken by MKL, to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby.

        3.3     CAPITALIZATION

                3.3.1 SHARE CAPITAL OF MKL. The outstanding share capital of MKL is exhaustively set forth in Schedule A, all of which has been validly issued and is fully paid and non-assessable. Each of the Vendors declares that his Shares are subject to no Lien, adverse claim or restriction on transfer, except restrictions on transfer under this Agreement.

                3.3.2   OPTIONS, ETC. Other than as set forth in Schedule A and
                        Schedule 3.3.2, MKL does not have outstanding (a) any rights (either preemptive or otherwise) or options to subscribe for or purchase, or any warrants or other agreements providing for or requiring the issuance of, any shares or any securities convertible into or exchangeable for its shares, (b) any obligation to redeem, purchase or otherwise acquire or retire any of its shares, any securities convertible into or exchangeable for its shares or any rights, options or warrants with respect thereto, (c) any rights to require MKL to qualify for distribution for securities laws purposes, or (d) any restrictions on voting.

                3.3.3 CAPITAL STOCK OF THE SUBSIDIARIES. The issued and outstanding shares of each Subsidiary are as set forth in Schedules B and C. The issued and outstanding shares of each Subsidiary are validly issued, and paid and non-assessable and subject to no Lien, adverse claim or restriction on transfer, other than as set forth in
                        Schedule 3.3.3.

                3.3.4   SUBSIDIARY OPTIONS, ETC. Other than as set forth in
                        Schedule 3.3.4, none of the Subsidiaries has outstanding
                        (a) any rights (either preemptive or otherwise) or options to subscribe for or purchase, or any warrants or other agreements providing for or requiring the issuance of, any shares or any securities convertible into or exchangeable for its shares, (b) any obligation to redeem, purchase or otherwise acquire or retire any of its shares, any securities convertible into or exchangeable for its shares or any rights, options or warrants with respect thereto, (c) any rights to require the Subsidiary to qualify for distribution for securities laws purposes, or (d) any restrictions on voting.

                3.3.5 NO COMMITMENTS AFFECTING SHARES, ETC. Other than as set forth in Schedule 3.3.5, neither MKL nor any of the Subsidiaries is a party to or bound by any agreement, commitment or understanding, whether verbal or written, affecting its shares or the participating or voting rights attached thereto.

        3.4     REPORTS, FINANCIAL STATEMENTS AND OTHER DOCUMENTS

                Phoenix has been provided with complete and correct copies of audited financial statements of MKL and IPHAR for the years ended December 31, 1995, 1996 and 1997 and for the eight-month period ended August 31, 1998, copies of which are attached hereto as Schedule 3.4A.

                The financial statements of MKL and the Subsidiaries referred to above have been prepared in accordance with German GAAP and all such financial statements fairly present the financial condition of MKL and the Subsidiaries at the dates thereof and the results of their operations for the periods covered thereby. Other than as set forth in
        Schedule 3.5, neither MKL nor any of the Subsidiaries has material liabilities, contingent or otherwise, which are not referred to in the financial statements.

                The financial statements for the year ended December 31, 1995, 1996 and 1997, copies of which are attached hereto as Schedule 3.4A have been properly approved by the annual general meetings of shareholders of the relevant entities in due form without reservation. The last general meeting of the shareholders of each of MKL and IPHAR were held on May 13, 1998 and May 13, 1998, respectively and there has been no meeting of shareholders of MKL and IPHAR since then.

                For purposes of financial presentation, MKL and the subsidiaries recognize net revenue from their contracts on a percentage of completion basis as work is performed. The percentage of completion, and consequently the revenue to be recorded, of each individual contract is determined through detailed analysis and discussion between all appropriate operational and financial department management. Although MKL and the subsidiaries do not require collateral for unpaid balances, credit losses have consistently been within Management's expectations. Certain contracts contain provisions for price adjustment for cost overruns. Such adjusted amounts are included in service revenue when realization is assured and the amounts can be reasonably determined. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income.

                Since January 1, 1998, the business of MKL and the Subsidiaries has been operated in the customary fashion and no revenues that would have been earned by MKL or the Subsidiaries have been earned by any Person who is an Affiliate of any of the Vendors.

                Notwithstanding anything else in this Agreement, including, without limitation, the provisions of this Section 3.4, the Vendors make no representation or warranty of any kind whatsoever with respect to future business, financial performance or future profitability of MKL.

        3.5     OFF BALANCE SHEET OBLIGATIONS

                Schedule 3.5 contains a complete list of the off-balance sheet obligations of MKL and the Subsidiaries, including all guarantees and obligations to the benefit of the Vendors, members of their families or third parties.

        3.6     CHANGES IN CONDITION

                Since January 1, 1998:

                3.6.1 MATERIAL ADVERSE EFFECT. No event having a Material Adverse Effect has occurred.

                3.6.2 EXTRAORDINARY TRANSACTIONS, ETC. Other than as set forth in Schedule 3.4A, neither MKL nor any of the Subsidiaries has (a) made any Distribution, (b) other than as set forth in Schedule 3.6.2, made any payment (other than Compensation of its directors, officers and employees in amounts in effect prior to January 1, 1998 or for bonuses accrued in accordance with normal practice prior to January 1, 1998) to any of the Vendors, (c) other than as set forth in Schedule 3.6.2, increased the Compensation, including bonuses, payable or to be payable to any of its directors, officers or employees by more than 5%, or (d) entered into any Contractual Obligation, or entered into or performed any other transaction, not in the ordinary and usual course of business and consistent with past practice.

                3.6.3 INVENTORY AND WORK-IN-PROGRESS. The value of inventory and work-in-progress reflected in the financial statements of MKL and the Subsidiaries has been established in accordance with German GAAP and there has been no material change in the period subsequent to December 31, 1997, other than in the ordinary and usual courses of business.

                3.6.4 REVENUES. The business of MKL and the Subsidiaries has been operated in the customary fashion and no revenues that would have been earned by MKL or the Subsidiaries have been earned by any Person which is an Affiliate of any of the Vendors.

        3.7     SOLVENCY

                Each of MKL and the Subsidiaries shall be able to pay its liabilities existing at the time of the signing of this Agreement as they become due.

        3.8     CONTRACTUAL OBLIGATIONS, ETC.

                3.8.1 CERTAIN CONTRACTS. Schedule 3.8.1 contains, together with a reference to the subparagraph pursuant to which each item is being disclosed, a correct and complete list of all Contractual Obligations of MKL and the Subsidiaries of the types described below:

                        (a) All collective bargaining agreements; all agreements with any member of the Management, a list of all employees, all profit sharing, profit participation, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plans or agreements; and all plans, agreements or practices which constitute Compensation or "fringe benefits" to any of the employees of MKL or the Subsidiaries, including vacation programs, sick leave programs, group medical insurance, group life insurance, disability insurance and related benefits.

                        (b) All Contractual Obligations under which MKL or the Subsidiaries are restricted from carrying on any business, venture or other activities anywhere in the world.

                        (c) All Contractual Obligations (including options) to sell, lease (as lessor), exchange or otherwise dispose of or transfer any of the properties or assets of MKL or the Subsidiaries except in the ordinary course of business.

                        (d) All Contractual Obligations pursuant to which MKL or the Subsidiaries guarantees or otherwise assumes any liability of or gives financial assistance to any Person, or pursuant to which any Person guarantees or otherwise assumes any liability of MKL or the Subsidiaries.

                        (e) All Contractual Obligations constituting license agreements, service agreements, consulting agreements or other similar arrangements, the termination of which, individually or in the aggregate, would result in a Material Adverse Effect.

                        (f) All Contractual Obligations under which MKL or any of the Subsidiaries leases immovable property or is obligated to lease or purchase immovable property or incur capital expenditures in excess of DM60,000 annually.

                        (g) All Contractual Obligations of MKL or the Subsidiaries relating to the borrowing of money or to the creation of a Lien, other than a Permitted Lien, on any property or asset of MKL, or the Subsidiaries.

                        (h) All Contractual Obligations of MKL or any of the Subsidiaries requiring a notice exceeding six months for termination and involving expenditures in excess of DM60,000.

                3.8.2 NATURE OF CONTRACTS. All of the Contractual Obligations of MKL and the Subsidiaries at the Completion Date are enforceable against MKL and the Subsidiaries, the other parties thereto, in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws of general application affecting the rights of creditors and except that specific performance is an equitable remedy which may only be awarded in the discretion of the court; and except for Contractual Obligations the failure of which to be so enforceable does not and shall not, individually or in the aggregate, result in a Material Adverse Effect. Except for breaches, defaults and liabilities which do not and shall not individually or in the aggregate result in a Material Adverse Effect, neither MKL nor any of the Subsidiaries is now in default, and no event has occurred which with notice or lapse of time or both would constitute a default under, nor are there any liabilities arising from any breach or default by any of them or event which with notice or lapse of time or both would constitute a default by any of them prior to the Completion Date of, any provision of any such Contractual Obligation.

                3.8.3 ARTICLES. Neither MKL nor any of the Subsidiaries is in violation of, or in default under, any provision of its articles or constituting documents and Phoenix has been provided with complete and correct copies of such articles or constituting documents.

                3.8.4 INSURANCE. Each of MKL and IPHAR carries insurance policies with independent third party insurers according to Schedule 3.8.4. All such policies are in full force and effect and free from any present right of termination on the part of the applicable insurance carriers. There are no outstanding unpaid premiums except in the ordinary course of business, and neither MKL nor any Subsidiary has received any notice of cancellation or non-renewal of any such policy. Neither MKL nor any Subsidiary is aware of any risks, situations, occurrences or other matters which have been disclosed, or should have been disclosed, to insurance carriers or brokers in connection with any application for such insurance as a result of which an insurance carrier would have a right to cancel the corresponding insurance policy or deny coverage with respect to any rights under any such policies. There exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or occasion a material premium increase under any such policy or give rise to, and neither MKL nor any Subsidiary has any anticipation of, any termination or cancellation thereof or material premium increase therefor.

                3.8.5 INSURANCE CLAIM. Each of the Vendors declares that after thorough internal investigation, there is no known fact, situation or circumstance involving the Company or one of the Subsidiaries or their directors or officers, which would reasonably be expected to result in any future claim being made against the Company or any Subsidiaries.

                3.8.6 DISPUTE. Neither MKL nor any of the Subsidiaries has received any notice from any supplier, vendor, contractor, customer or client with which MKL or such Subsidiary has conducted business during the one-year period ending on the date of this Agreement confirming such Person's intention to reduce the volume under, terminate or otherwise alter any Contractual Obligation with MKL or any Subsidiary, the effect of which, individually or in the aggregate, would result in a Material Adverse Effect.

        3.9     OPERATIONS IN CONFORMITY WITH LAW, ETC.

                The operations of MKL and the Subsidiaries as now conducted, and their properties, assets, equipments, buildings, immoveables and leased or occupied properties, are not, and have not been, in violation of, nor is MKL or any of the Subsidiaries in default and no event has occurred which with notice or lapse of time or both would constitute a default under, any applicable Legal Requirements including, in particular, any applicable Environmental Laws or applicable Legal Requirements regarding clinical research and experimentation on humans, except for such violations and defaults as do not and shall not, in the aggregate, have a Material Adverse Effect. Neither MKL nor any of the Subsidiaries has received notice of any such violation or default and neither the Vendors nor the Management have knowledge of any basis on which the operations of MKL or any of the Subsidiaries, when conducted as currently proposed to be conducted after the Completion Date, would be held so as to violate or to give rise to any such violation or default. MKL and the Subsidiaries have all franchises, licenses, permits, certificates, authorizations, registrations or other authority presently necessary for the conduct of their business as now conducted, except for franchises, licences, permits, certificates, authorizations, registrations or other authority, the absence of which, individually or in the aggregate, does not and shall not result in a Material Adverse Effect. Based on the facts presently known to the Vendors and Management, all future expenditures on the part of MKL and the Subsidiaries required to meet the provisions of any presently existing applicable Legal Requirements (including Legal Requirements relating to employment practices or to occupational or health standards or to environmental considerations) shall not, in the aggregate, have a Material Adverse Effect. MKL and the Subsidiaries have complied and are in compliance with applicable competition regulations and have, to the best of Vendors' and Management's knowledge, never infringed fair competition in the markets where they operate, either with or towards third companies or between themselves. MKL and the Subsidiaries do not hold separately or together a dominant position on the markets involved and their market share and net aggregate turnover do not meet the European or German thresholds which authorizes European or domestic competition authorities to control the operation and impede the completion of the transaction contemplated hereby.

        3.10    INTELLECTUAL PROPERTY

                Schedule 3.10 contains a list of all the trade-marks, trade names and patents used by any of MKL or the Subsidiaries (collectively "Used Intellectual Property"). The entity indicated in said Schedule as owner of Used Intellectual Property is the registered and beneficial owner of such Used Intellectual Property or the registration thereof, if applicable, (except as set forth in Schedule 3.10), with good and marketable title, unencumbered (except for Permitted Liens), and with full right to sell, assign or otherwise transfer or license to others and subject to no pending challenge, refutation, expiry or termination other than as set forth in Schedule 3.10. To the Vendors' and Management's knowledge, other than as set forth in Schedule 3.10, none of MKL or the Subsidiaries uses any intellectual property not owned by it, other than software purchased "off the shelf", all of which each entity using said property has the right to use (collectively "Licenced Intellectual Property"). (Used Intellectual Property and Licensed Intellectual Property are sometimes hereinafter referred to collectively as "Intellectual Property"). None of MKL or the Subsidiaries is required to pay royalties, fees or other consideration to any other person with respect to the use of any of the Intellectual Property or in connection with the conduct of its business or otherwise. To the Vendors' and Management's knowledge, none of MKL or the Subsidiaries has infringed the intellectual or industrial property rights of any other person, nor has any of them used any intellectual or industrial property (including, without limitation, trademarks, trade names, patents, models, designs and copyrights) which it does not own or have the right to use other than as set forth in Schedule 3.10. There are no outstanding claims asserted against any of MKL or the Subsidiaries alleging the infringement or the misappropriation by any of them of any intellectual or industrial property. None of MKL or the Subsidiaries has granted any licences or sub-licences to third parties with respect to any of the Intellectual Property other than as set forth in Schedule 3.10 and neither the Vendors nor Management has any knowledge of any infringement or misappropriation by any other Person of any of the Intellectual Property. Neither the execution nor delivery of this Agreement will constitute a breach of or a default under any agreement relating to the Intellectual Property.

        3.11    ENVIRONMENTAL MATTERS

                3.11.1 MKL and the Subsidiaries, their employees, agents, shareholders, directors and officers (acting in their capacity of employees, agents, shareholders, directors or officers of MKL or of one of the Subsidiaries) have never been declared guilty of committing an offence for a violation of Environmental Laws and have never been fined for such an offence or have otherwise settled such a prosecution in connection with the activities of MKL and the Subsidiaries;

                3.11.2 There are no contaminants, waste or pollutants of any kind whatsoever in, on or under the equipment, buildings, immoveables or properties owned, leased or occupied by MKL or any of the Subsidiaries and caused by MKL, the Subsidiaries or their employees, agents, shareholders, directors or officers (acting in their capacity of employees, agents, shareholders, directors or officers of MKL or one of the Subsidiaries), the presence of which constitutes a violation of applicable Environmental Laws and the presence of which, individually or in the aggregate, constitutes a Material Adverse Effect;

                3.11.3 Neither MKL nor any of the Subsidiaries has received any written notice or request for information in the context of any national, supra-national, provincial, regional, local or municipal environmental investigation or inspection;

                3.11.4 There are no PCBs, asbestos or urea formaldehyde insolation in, on or under the equipment, buildings, immoveables or properties owned, leased or occupied by MKL or the Subsidiaries;

                3.11.5 There is no action, suit or proceeding pending in relation to environmental matters against MKL or the Subsidiaries, its employees, agents, shareholders, directors and officers (acting in their capacity of employees, agents, shareholders, directors or officers of MKL or of one of the Subsidiaries), or involving MKL or the Subsidiaries or its assets, before any judicial body, tribunal, commission, agency or other governmental entity, and to the Vendors' knowledge and to the knowledge of Management, there is no threat of, or event or fact based on which, such action, suit or proceeding may be instituted;

                3.11.6 To the knowledge of Management and the Vendors, MKL and the Subsidiaries are in compliance with all applicable Environmental Laws.

        3.12    LABOUR AND EMPLOYMENT MATTERS

                3.12.1 Without limiting the generality of Section 3.9, each of MKL and the Subsidiaries has complied with all applicable laws relating to the employment of labour, including provisions thereof relating to wages, hours and collective bargaining rights.

                3.12.2 Other than as disclosed under Section 3.8, there is no collective agreement by which MKL or any of the Subsidiaries is bound which relates to the employees of MKL or the Subsidiaries. To the knowledge of the Vendors and to the knowledge of Management, there are no threatened or pending attempts to organize or establish any labour union or employee association in connection with the business of MKL or any of the Subsidiaries. To the knowledge of the Vendors and to the knowledge of Management, there is no pending or threatened labour dispute, grievance, strike, or work stoppage materially affecting the business of any of MKL or any of the Subsidiaries. Neither MKL nor any of the Subsidiaries is a party to any other written employment agreement, contract, arrangement, management contract or service contract affecting employees other than as set forth in
                        Schedule 3.8.1, nor are any such contracts, agreements, arrangements, management contracts or service contracts being currently negotiated or proposed other than in the ordinary course of business.

                3.12.3 There exist no retirement plans, profit sharing, option or incentive plans, or other employee benefit plans for employees of MKL or any of the Subsidiaries other than as set forth in Schedule 3.8.1 for which adequate arrangements have been made since January 1, 1998 to set aside the requisite amounts in the prescribed fashion, and neither MKL nor any of the Subsidiaries has promised or intends to implement other such plans.

                3.12.4 Other than as set forth in Schedule 3.12.4, neither MKL nor any of the Subsidiaries has any employee who cannot be dismissed without further liability upon such notice period not exceeding what it is required by the applicable Legal Requirement.

                3.12.5 Each of MKL's or any of the Subsidiary's employees who is practising as a physician, nurse or pharmacist is identified in Schedule 3.12.5, and each such employee is duly licensed and in good standing to practice as a physician, nurse or pharmacist, as the case may be, in each jurisdiction in which such employee renders services for or on behalf of MKL or any Subsidiary. None of the employees listed on Schedule 3.12.5 is or has been subject to any claim in connection with his or her practice as physician, nurse or pharmacist while employed by MKL or the Subsidiary, as the case may be, and no fact or occurrence is known to the Management to exist which is likely to give rise to the revocation of any such licence.

                3.12.6 None of MKL's or any of the Subsidiary's employees has signed non-compete covenants in favour of MKL or the Subsidiary.

        3.13    TAXES

                Other than as set forth in Schedule 3.13, all tax returns required to be filed by MKL and the Subsidiaries in any jurisdiction have been filed and all taxes, assessments, levies and other governmental charges upon MKL and the Subsidiaries or upon any of their properties or income, including any tax in respect of value added, have been paid if and when due unless such payment is being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto determined in accordance with applicable policies have been established by MKL and the Subsidiaries. There is no tax revision threatened in writing against MKL and any of the Subsidiaries and there is no basis for such assessment.

        3.14    WITHHOLDINGS

                Each of MKL and the Subsidiaries has withheld from each payment made to any of its shareholders, officers, directors, non-resident creditors and employees the amount of all taxes and other deductions required to be withheld and has remitted all such amounts to the appropriate authorities within the prescribed times, and has otherwise fulfilled all requirements of all Legal Requirements governing such deductions and withholdings. Each of MKL and the Subsidiaries has remitted to the proper authorities all employer contributions due and payable under all social security, occupational health and safety and pension plans.

        3.15    GOOD TITLE

                Other than as set forth in Schedule 3.15 and Schedule 1.21, each of MKL and the Subsidiaries has good and marketable title to all assets in the balance sheets as per December 31, 1998 and August 31, 1998 free and clear of Liens and other adverse claims.

        3.16    LITIGATION

                Other than as set forth in Schedule 3.16, no litigation or proceeding before, or investigation by, any foreign, national, supra-national or municipal, judicial, tax or customs tribunal or board or other governmental or administrative agency or any arbitrator, is pending or threatened (or, according to Management's knowledge, does any basis exist therefor), against MKL or the Subsidiaries or, to the Vendors' knowledge or to the knowledge of Management, any director or officer of MKL or any of the Subsidiaries, which individually or in the aggregate could result in a Material Adverse Effect, or which seeks rescission of, seeks to enjoin the consummation of, or which questions the validity of, this Agreement or any of the transactions contemplated hereby. Neither MKL nor the Subsidiaries has been charged, nor to the Vendors' knowledge or to the knowledge of Management, is it threatened to be charged, with infringement of any trademark, trade name, service mark, copyright, patent, patent right or other proprietary right of any Person.

        3.17    PRESS COVERAGE

                Neither MKL nor any of the Subsidiaries has been the object of any demonstrations, press campaigns or other attacks due to the nature of its activities.

        3.18    VIOLATION OF OTHER INSTRUMENTS

                Neither the execution and delivery of this Agreement by the Vendors, the consummation of any of the transactions contemplated hereby or in Schedule 3.18, shall (a) constitute a breach of or a default or an event which with notice or lapse of time or both would constitute a default under any Contractual Obligation of MKL or any of the Subsidiaries, (b) result in acceleration in the time for performance of any obligation of MKL or the Subsidiaries under any such Contractual Obligation, (c) result in the creation of any Lien upon any property or asset of MKL or the Subsidiaries, (d) require any consent, waiver or amendment to any such Contractual Obligation that has not been obtained and remains in full force and effect, (e) give rise to any severance payment, right of termination, securities purchase or redemption right or other right under any such Contractual Obligation, or (f) violate or give rise to a default or an event which with notice or lapse of time or both could constitute a default under any Legal Requirements, except for events or conditions described in clauses (a) through (f) above which shall not, individually or in the aggregate, have any Material Adverse Effect or (g) result in any state of facts which could have a Material Adverse Effect, and except for events or conditions described in
        Schedule 3.18.

        3.19    APPROVALS, CONSENTS, ETC.

                Other than as set forth in Schedule 3.19, no approval, consent, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any governmental authority or any other Person is required to be made by or on behalf of the Vendors, MKL or any of the Subsidiaries in connection with the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

        3.20    INVESTMENT OR DIVESTITURE

                Schedule 3.20 contains a complete list of all investments and divestitures in process which are not mentioned in the financial statements of MKL and the Subsidiaries (balance sheet, statement of earnings and schedules) for the period ended August 31, 1998 and which are not in the ordinary course of business.

        3.21    FULL DISCLOSURE

                Disclosure made by the Vendors in respect of one of the representations contained in this Section 3 is considered being made in respect of all other representations. There is no fact that the Vendors, to the best of their knowledge, have not disclosed to Phoenix which could have a Material Adverse Effect on the properties, business, prospects or condition (financial or otherwise) of MKL or any of the Subsidiaries. Neither the reports, financial statements and other documents referred to in Section 3.4, nor any certificate, statement or document forming part of this Agreement contains any untrue statement of a fact or omits to state any fact necessary to keep the statements contained herein or therein from being misleading in a manner that would constitute a Material Adverse Effect.

4.      REPRESENTATIONS AND WARRANTIES OF PHOENIX

        Phoenix represents and warrants to the Vendors that:

        4.1     DUE INCORPORATION, ETC.

                Phoenix is duly incorporated, validly exists and is in good standing under the Canada Business Corporations Act and has all necessary corporate capacity and power to own and lease its property and assets and to carry on the business now conducted by it.

        4.2     SHARE CAPITAL OF PHOENIX

                The authorized share capital of Phoenix is composed of an unlimited number of common shares and an unlimited number of preferred shares issuable in series of which, as at November 4, 1998, there were 24,857,059 common shares issued and outstanding.

        4.3     OPTIONS

                Other than the options to acquire common shares of Phoenix granted pursuant to Phoenix's Key Employee Share Option Plan, shares to be issued to Dorn Cook under an earn-out formula which has been disclosed to the Vendors and an approximate number of 1,800,000 common shares of Phoenix to be issued in connection with proposed acquisitions, Phoenix does not have any rights or options to subscribe for, or any warrants or other agreements providing for or requiring the issuance of common shares or preferred shares.

        4.4     DUE AUTHORIZATION

                All necessary corporate action has been taken by Phoenix to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby, including the issuance of the Phoenix Shares as fully paid and non-assessable in consideration for the purchase of the Shares.

        4.5     STOCK EXCHANGE APPROVALS

                The listing of the Phoenix Shares on The Montreal Exchange and the Toronto Stock Exchange has been approved by such exchanges, subject to Phoenix fulfilling all of the standard requirements of such exchanges before November 27, 1998 and the Phoenix Shares are not subject to any statutory hold period or resale restrictions under the SECURITIES ACT (Quebec) or any other contractual resale restrictions other than as mentioned in this Agreement. However, the sale of the Shares in the province of Quebec will constitute a distribution requiring the establishment of a prospectus or an exemption therefrom except if such sale is effected on a stock exchange or on the over-the-counter-market. Phoenix is a reporting issuer in good standing under the SECURITIES ACT (Quebec).

        4.6     PHOENIX SHARES

                The Phoenix Shares will at the time of issuance be duly authorized, validly issued, fully paid and non-assessable common shares in the share capital of Phoenix and registered in the names of the Vendors or the Escrow Agent, as the case may be, on the share registers of Phoenix.

        4.7     UNDERTAKING

                Phoenix undertakes, on a best effort basis, to obtain a release of the guarantee provided by Buhrens to Hamburger Sparkasse in favour of MKL.

5.      POOLING OF INTERESTS

        5.1     ACCOUNTING TREATMENT

                Phoenix, MKL and the Vendors intend and desire for the transactions contemplated by this Agreement to qualify for "pooling of interests" treatment for US GAAP purposes in accordance with Accounting Principles Board Opinion No. 16.

        5.2     POOLING LETTERS

                On or prior to the Completion Date, MKL shall cause to be executed and delivered to Ernst & Young, auditors to Phoenix, and to Phoenix a letter or letters, dated the Completion Date, from MKL's shareholders in form and substance reasonably satisfactory to Phoenix and its auditors relating to "pooling of interests" accounting (the "MKL Pooling Letter"). On or prior to the Completion Date, Phoenix shall deliver to Ernst & Young, auditors to Phoenix, a letter or letters, dated the Completion Date, from Phoenix's management in form and substance reasonably satisfactory to its auditors relating to "pooling of interests" accounting.

        5.3     OPINIONS OF ACCOUNTANTS AND AUDITORS OF PHOENIX

                On or prior to the Completion Date, Phoenix shall have received a letter, dated the Completion Date, from Ernst & Young, accountants and auditors to Phoenix, in form and substance satisfactory to Phoenix, regarding the appropriateness of pooling of interests treatment for the transactions contemplated herein.

        5.4     OPINIONS OF ACCOUNTANTS AND AUDITORS OF MKL

                On or prior to the Completion Date, MKL and Phoenix shall have received a letter, dated the Completion Date, from Bernd Rohrberg, accountant and auditor of MKL, attesting to the validity of the MKL Pooling Letter referred to in Section 5.2, in form and substance satisfactory to MKL and Phoenix.

        5.5     PLACEMENT AND STOCK TRANSFER RESTRICTIONS AND RELATED MATTERS

                Each party to this Agreement agrees that from and after the date of this Agreement, such party shall not knowingly take any action, or knowingly fail to take any action, which action or failure is reasonably likely to disqualify the transactions contemplated by this Agreement from pooling of interests accounting treatment by Phoenix, and that such party shall take all reasonable actions necessary to cause the transactions contemplated by this Agreement to qualify as a pooling of interest, if such characterization shall be jeopardized by action taken by such party. Without limiting the foregoing, each Vendor who is a Pooling Affiliate of MKL agrees that such Vendor shall not sell, transfer, pledge, or otherwise dispose of such Vendor's interests in or reduce such Vendor's risk relative to any of the Phoenix Shares until Phoenix shall have published financial results (including combined sales and net income) covering at least thirty (30) days of combined operations of Phoenix and MKL after the Completion Date. No later than April 30, 1999, Phoenix shall prepare and publish such financial results for the first full month of operations following the Completion Date. Each of the Vendors and MKL acknowledge and agree with Phoenix that none of the Vendors or MKL is a party to any agreement or arrangement among themselves or with third parties regarding the transactions contemplated by this Agreement or the subject matter hereof.

                Prior to the Completion Date, Phoenix shall deliver to MKL a list of names and addresses of those persons who are or may be, in Phoenix's reasonable judgement, Affiliates of Phoenix within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or applicable SEC accounting releases with respect to pooling of interests accounting treatment (each such persons, a "Pooling Affiliate"). Phoenix also shall provide MKL with such information and documents as MKL shall reasonably request for purposes of reviewing such list. Prior to the Completion Date, Phoenix shall deliver to MKL an affiliate letter, in form and substance reasonably satisfactory to MKL, executed by each of the Pooling Affiliates identified in the foregoing list.

                Prior to the Completion Date, MKL shall deliver to Phoenix a list of names and addresses of those persons who are or may be, in MKL's reasonable judgment, Pooling Affiliates of MKL. MKL also shall provide Phoenix with such information and documents as Phoenix shall reasonably request for purposes of reviewing such list. Prior to the Completion Date, MKL shall deliver to Phoenix an affiliate letter, in form and substance reasonably satisfactory to Phoenix, executed by each of the Pooling Affiliate of MKL identified in the foregoing list.

6.      EMPLOYMENT AGREEMENT

        6.1     EMPLOYMENT AGREEMENTS WITH BUhrens and Tetzloff

                Buhrens and MKL shall execute an employment agreement satisfactory in form and content to Phoenix and MKL.

                Tetzloff and MKL shall execute an employment agreement satisfactory in form and content to Phoenix and IPHAR.

7.      SURVIVAL OF REPRESENTATIONS; INDEMNITY

        7.1     SURVIVAL OF REPRESENTATIONS

                The respective representations and warranties of the Vendors contained in this Agreement or in any schedule attached hereto shall survive the consummation of the transactions contemplated hereby and shall remain in full force and effect notwithstanding any investigation or examination of, or knowledge with respect to, the subject matter thereof by or on behalf of Phoenix until the earlier of November 6, 1999 or the date of completion of the audit of the combined financial statements of Phoenix and MKL (the period ending on such date being referred to herein as the "Representations Period"), except that such representations and warranties shall survive indefinitely in the event of fraud with respect thereto. No claim for indemnification pursuant to
        Section 7.2.1 below may be brought after the expiration of the Representations Period, except for claims made in good faith in writing prior to such expiration and setting forth in reasonable detail the claim, regardless of whether any action or demand has been commenced against Phoenix (it being understood without limitation, that any and all Losses (as defined below) arising after the expiration of the Representations Period shall be recoverable upon notice properly given prior to the expiration of the Representations Period in accordance with this Section 7.1). The representations and warranties of Phoenix contained in this Agreement or in any schedule attached hereto shall terminate upon and not survive the Completion Date, except in the event of fraud by Phoenix with respect thereto, in which case they shall survive indefinitely.

        7.2     INDEMNIFICATION

                7.2.1 From and after the Completion Date, Phoenix and its Affiliates (including MKL and the Subsidiaries) and all of their respective officers, directors, employees, agents and shareholders (each, an "Indemnitee") shall be defended, indemnified and held harmless by the Vendors pursuant to this Agreement and the Escrow Agreement to the full extent permitted by law, from and against any and all losses, evictions, claims, actions, damages, liabilities, costs and expenses (including attorneys' fees and expenses) (collectively, "Losses") relating to or arising from or in connection with (i) any misrepresentation or any non-fulfilment of any representation, warranty, covenant, obligation or agreement by any Vendor contained in or made pursuant to this Agreement or any other document, agreement, officer's certificate or other certificate delivered to Phoenix in connection with this Agreement, and (ii) the enforcement by Phoenix of its rights pursuant to this
                        Section 7.2, or any litigation, proceeding or investigation relating to any of the foregoing. The indemnification obligations of the Vendors pursuant hereto shall be joint and not solidary, i.e. prorata to the number of Phoenix Shares received by each Vendor in accordance with Section 2.2.

                7.2.2 Notwithstanding the foregoing provisions of this Section 7.2, but except with respect to any Losses resulting from or arising out of fraud or other intentional or willful misconduct or misrepresentation, (i) the maximum aggregate recourse by the Indemnitees pursuant to
                        Section 7.2.1 above shall not exceed the aggregate value (calculated by adding together the opening and closing prices of the common shares of Phoenix on each of the Toronto Stock Exchange and The Montreal Exchange for each of the ten trading days preceding the Completion Date, and dividing this sum by 40) of the Escrowed Securities (the "Indemnity Cap"), and (ii) the sole recourse of any Indemnitee in respect of Losses (but not in respect of fraud or other intentional or willful misconduct or misrepresentation) shall be from, out of, and to the extent of the Escrowed Securities. It being understood that the Indemnitees shall in no circumstances be entitled to recover the property of the Phoenix Shares transferred under this Agreement. Any indemnification shall be payable by the return of Escrowed Securities to Phoenix in accordance with the provisions of the Escrow Agreement. In particular, the number of Escrowed Shares to be remitted to Phoenix in payment of any indemnification obligation shall be calculated on the basis of the average price of the Escrowed Shares obtained by adding together the opening and closing prices of the common shares of Phoenix on each of the Toronto Stock Exchange and The Montreal Exchange for each of the ten trading days preceding the Completion Date, and dividing this sum by 40. All dividends or other distributions received by a Vendor in respect of common shares of Phoenix which are remitted to

                        Phoenix in satisfaction of an indemnification obligation under this Section 7, shall also be repaid to Phoenix at the time of payment of indemnification.

                7.2.3 Notwithstanding any other provision of this Agreement, as of and after the Completion Date, MKL shall not have any liability under this Agreement, and no Vendor shall threaten or bring any claim or action whatsoever against MKL for contribution to any amounts payable under this
                        Section 7.2 by such Vendor.

8.      NOTICES

        Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

        8.1     To Phoenix:

                Phoenix International Life Sciences Inc.
                2350, Cohen Street
                Saint-Laurent, Quebec
                H4R 2N6 Canada

                Telecopier No.: (514) 333-7306

                ATTENTION: JEAN-YVES CALOZ

        8.2     To Buhrens

                Prof. Dr. Klaus-Georg Buhrens
                Buchtallee 4a
                21465 Reinbek, Germany

        8.3     To Geist:

                Dr. Martin Geist
                Georgiweg 43
                22453 Hamburg, Germany

        8.4     To Blohm:

                Dr. Bernk Blohm
                Buchtallee 23
                21465 Reinbek, Germany

        8.5     To Hilgenstock:

                Dr. Christian Hilgenstock
                Gronenweg 73
                22549 Hamburg, Germany

        8.6     To Hemker:

                Dr. Claus Hemker
                Feldblick 2
                22397 Hamburg, Germany

        8.7     To Kozak:

                Dr. Ivan Kozak
                Kopeniker Str. 15
                22045 Hamburg, Germany

        8.8     To Vens-Cappell:

                Dr. Bernhard Vens-Cappell
                Wurtkamp 12
                22527 Hamburg, Germany

        8.9     To Tetzloff:

                Dr. Wolfgang Tetzloff
                Friedenstrasse 56
                82194 Grobenzell, Germany

        8.10    To J. Henke:

                Dr. Jurgen Henke
                Hohenzollernring 57
                50672 Koln, Germany

        8.11    To L. Henke:

                Dr. Lotte Henke
                Hohenzollernring 57
                50672 Koln, Germany

        8.12    To TREND:

                TREND Finanzanalysen GmbH
                Berliner Allee 21
                40212 Dusseldorf, Germany

        8.13    To MKL:

                McKnight Laboratories GmbH
                Osterstrasse 86
                20259 Hamburg, Germany

                Telecopier No.: 011-49-40-490-5055

                ATTENTION:        PROF. DR. KLAUS-GEORG BUHRENS

9.      MODIFICATION

        All modifications or amendments of any provision of this Agreement shall be effective only if the same shall be in writing and then shall be effective only in the specific instance and for the purpose for which given.

10.     WAIVER

        No failure to exercise, and no delay in exercising, on the part of a party hereto, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. No waiver of any provision of this Agreement shall be effective unless in writing. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

11.     CONFIDENTIALITY

        The parties agree to treat this Agreement as confidential and not to disclose its contents to third parties other than their advisers, except to the extent necessary to enforce performance of obligations hereunder, or as is required to comply with applicable laws or regulations, including regulations of any stock exchange on which the securities of Phoenix are listed following consultations with the Vendors.

12.     FURTHER ASSURANCES

        The parties shall, with all reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party shall provide such further documents or instruments required by another party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and to carry out its provisions.

13.     GOVERNING LAWS

        This Agreement shall be governed by the laws of the Province of Quebec and the laws of Canada applicable therein.

14.     ARBITRATION

        All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

        The place of arbitration shall be Montreal.

        The language of the arbitration shall be English.

15.     GENERAL

        The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement and the other documents and instruments referred to herein constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all present and prior agreements, whether written or oral. No investigation made by or on behalf of a party hereto shall mitigate, diminish or affect the representations and warranties made herein by the Vendors. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein, and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. The parties hereto have expressly required that this Agreement and all documents and notices related hereto be drafted in English. LES PARTIES AUX PRESENTES ONT EXPRESSEMENT EXIGE QUE LE PRESENT CONTRAT ET TOUS LES DOCUMENTS ET AVIS Y AFFERENTS SOIENT REDIGES EN ANGLAIS.


        IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed as of the Completion Date.



PHOENIX INTERNATIONAL LIFE
SCIENCES INC.

By:            /s/ John Hooper                   /s/ Klaus-Georg Buhrens
      -------------------------------------    -------------------------------
       John Hooper, Ph.D.                      PROF. DR. KLAUS-GEORG BUHRENS
Title: Chairman and Chief Executive Officer

       /s/ Martin Geist                             /s/ Bernd Blohm
-----------------------------------        -----------------------------------
DR. MARTIN GEIST                           DR. BERND BLOHM


    /s/ Christian Hilgenstock                      /s/ Claus Hemker
-----------------------------------        -----------------------------------
DR. CHRISTIAN HILGENSTOCK                  DR. CLAUS HEMKER


          /s/ Ivan Kozak                       /s/ Bernard Vens-Cappell
-----------------------------------        -----------------------------------
DR. IVAN KOZAK                             DR. BERNHARD VENS-CAPPELL


       /s/ Wolfgang Tetzloff                       /s/ Ulrike Schafer
-----------------------------------        -----------------------------------
DR. WOLFGANG TETZLOFF                      DR. JURGEN HENKE, by Ulrike Schafer

       /s/ Ulrike Schafer
-----------------------------------        TREND FINANZANALYSEN GMBH
DR. LOTTE HENKE, by Ulrike Schafer
                                       By:       /s/ Ulrike Schafer
                                           -----------------------------------
                                           Ulrike Schafer

MCKNIGHT LABORATORIES GMBH


By:     /s/ Klaus-Georg Buhrens
    -------------------------------
    Prof. Dr. Klaus-Georg Buhrens

                                LIST OF SCHEDULES


Schedule A                 Outstanding shares and voting rights of MKL

Schedule B                 The capital structure of IPHAR

Schedule C                 The capital structure of MKL/USA

Schedule 1.9               Escrow Agreement

Schedule 1.21              Permitted Lien

Schedule 3.3.2             Options

Schedule 3.3.3             Capital Stock of the Subsidiaries

Schedule 3.3.4             Subsidiary Options

Schedule 3.3.5             Commitments affecting shares or voting rights of MKL or the Subsidiaries

Schedule 3.4A              Financial Statements

Schedule 3.5               Material liabilities, contingent or otherwise of MKL or any of the Subsidiaries and off-balance sheet obligations of MKL and the Subsidiaries

Schedule 3.6.2             Extraordinary Transactions after January 1, 1998

Schedule 3.8.1             Contractual Obligations

Schedule 3.8.4             Insurance

Schedule 3.10              Intellectual Property

Schedule 3.12.4            Liability for employee dismissal

Schedule 3.12.5            Physicians, nurses or pharmacists employed by MKL and the Subsidiaries

Schedule 3.13              Taxes

Schedule 3.15              Title to assets

Schedule 3.16              Litigation

Schedule 3.18              Violation of Other Instruments

Schedule 3.19              Approvals, Consents, etc.

Schedule 3.20              Investment or Divestiture

                                                                  Schedule 1.09

ESCROW AGREEMENT dated as of November 6, 1998.



AMONG: PHOENIX INTERNATIONAL LIFE SCIENCES INC., a corporation incorporated under the Canada Business Corporations Act, having its head office at 2350, Cohen Street, Saint-Laurent, Quebec, Canada, H4R 2N6, herein acting and represented by John Hooper, its duly authorized representative;

                (hereinafter "Phoenix")


AND: PROF. DR. KLAUS-GEORG BUHRENS, residing at Buchtallee 4a, 21465 Reinbek, Germany;

                (hereinafter "Buhrens")


AND:            MARTIN GEIST, residing at Georgiweg 43, 22453 Hamburg, Germany;

                (hereinafter "Geist")


AND:            DR. BERND BLOHM, residing at Buchtallee 23, 21465 Reinbek,
                Germany;

                (hereinafter "Blohm")


AND:            CHRISTIAN HILGENSTOCK, residing at Gronenweg 73, 22549 Hamburg,
                Germany;

                (hereinafter "Hilgenstock")


AND:            CLAUS HEMKER, residing at Feldblick 2, 22397 Hamburg, Germany;

                (hereinafter "Hemker")


AND:            DR. IVAN KOZAK, residing at Kopeniker Str. 15, 22045 Hamburg,
                Germany;

                (hereinafter "Kozak")

AND:            DR. BERNHARD VENS-CAPPELL, residing at Wurtkamp 12, 22527
                Hamburg, Germany;

                (hereinafter "Vens-Cappell")


AND:            WOLFGANG TETZLOFF, residing at Friedenstrasse 56, 82194
                Grobenzell, Germany;

                (hereinafter "Tetzloff")


AND:            DR. JURGEN HENKE, residing at Hohenzollernring 57, 50672 Koln,
                Germany;

                (hereinafter "J. Henke")


AND:            DR. LOTTE HENKE, residing at Hohenzollernring 57, 50672 Koln,
                Germany;

                (hereinafter "L. Henke")


AND: TREND FINANZANALYSEN GMBH, a German corporation with capital of DM150,000, registered in the Commercial Register of the Amtsgericht Dusseldorf under number HRB 18161 and having its head office at Berliner Allee 21, 40212 Dusseldorf, Germany, herein acting and represented by Peter Martin, its duly authorized representative;

                (hereinafter "TREND")


AND: MONTREAL TRUST COMPANY, 1800 McGill College Avenue, Montreal, Quebec, H3A 3K9, as escrow agent, herein represented by its duly authorized representatives Rose Marie Labbe and Guy L'Esperance;

                (hereinafter the "Escrow Agent")



        WHEREAS Phoenix and the Vendors are parties to a share purchase agreement dated November 6, 1998 (the "Purchase Agreement");

        WHEREAS the Purchase Agreement provides that certain shares of Phoenix issued to the Vendors pursuant thereto are to be held in escrow for the purposes described therein;

        NOW THEREFORE the parties hereby agree as follows:

1.      INTERPRETATION AND DEFINITIONS

        1.1     Whenever used in this Agreement:

                1.1.1 "AFFILIATE" means any of Buhrens and TREND and "Affiliates" means more than one of them;

                1.1.2 "CLAIM" means any claim by Phoenix against and the Vendors under Section 7.2 of the Purchase Agreement;

                1.1.3   "DISTRIBUTIONS" has the meaning ascribed thereto in
                        Section 2.3 hereof;

                1.1.4   "ESCROWED SHARES" has the meaning ascribed thereto in
                        Section 2.1 hereof;

                1.1.5 "ESCROWED SHARE PRICE" means the amount obtained by adding the opening and closing prices of the common shares of Phoenix on each of the Montreal Exchange and The Toronto Stock Exchange for the ten trading days preceding the date of execution of the Purchase Agreement, divided by 40;

                1.1.6 "NON-AFFILIATE" means Geist, Blohm, Hilgenstock, Hemker, Kozak, Vens- Cappell, Tetzloff, J. Henke and L. Henke;

                1.1.7 "NOTICE OF CLAIM" means a written notice of any Claim given by Phoenix setting forth the details of each Claim referred to therein including the amount thereof, if known to Phoenix, or Phoenix's reasonable estimate thereof, as well as the provisions of the Purchase Agreement upon which such Claim is based;

                1.1.8 "OBJECTION" means, in respect of any Claim, any objection raised in the Response by any of the Vendors to such Claim;

                1.1.9   "PROCEEDS" has the meaning ascribed thereto in Section
                        3.2 hereof;

                1.1.10 "PURCHASE AGREEMENT" has the meaning ascribed thereto in the preamble to this Agreement;

                1.1.11  "RELEASED SHARES" has the meaning ascribed thereto in
                        Section 3.5.1.1 hereof;

                1.1.12 "RESPONSE" means, in respect of any Claim, the joint written response of the representatives of the Vendors duly appointed in the manner set forth in Section 3.1 hereof indicating whether they accept or dispute such Claim; and

                1.1.13 "VENDORS" means Buhrens, Geist, Blohm, Hilgenstock, Hemker, Kozak, Vens-Cappell, Tetzloff, J. Henke, L. Henke and TREND.

        1.2 Each capitalized term used in this Agreement but not defined herein as the meaning ascribed thereto in the Purchase Agreement.

        1.3 In the event of (i) any subdivision, consolidation or reclassification of the class of shares comprising the Escrowed Shares or (ii) any reorganization of the share capital of Phoenix affecting the Escrowed Shares or (iii) the amalgamation of Phoenix with any other company, the number of Escrowed Shares and Escrowed Share Price shall be adjusted, if required, so that none of the parties hereto shall be in a position less favorable to it than as provided in this Agreement as a result of any of the foregoing actions.

        1.4 For all purposes of this Agreement, the amount of any Claim in a currency other than Canadian dollars shall be converted to Canadian dollars at the exchange rate between Canadian and such currency shall be the "Spot Rate" of the alternate currency on the business day preceding the day as of which the conversion from one currency to the other is to be effected, as reported in the Financial Post of Canada on that day.

        1.5 In any calculation hereunder of the applicable number of Escrowed Shares results in fractional shares, the result shall be rounded up or down, as the case may be, to the nearest whole number and, if such result represents exactly one-half of a whole number, then such fraction shall be rounded up to the next whole number.

2.      ESTABLISHMENT OF ESCROW

        2.1 Phoenix hereby delivers in escrow to the Escrow Agent certificates representing an aggregate of 87,332 common shares of Phoenix registered in the name of the Escrow Agent, as escrow agent (the "Escrowed Shares"). The Vendors' interests in the Escrowed Shares are as set forth below:


        VENDOR                          ESCROWED SHARES
        ------                          ---------------
        Buhrens                             47,707
        Geist                                1,667
        Blohm                                1,667
        Hilgenstock                          4,406
        Hemker                               4,406
        Kozak                                4,406
        Vens-Cappell                         4,406
        Tetzloff                             4,406
        J. Henke                             3,573

        L. Henke                             3,573
        TREND                               11,115

        2.2 The Escrow Agent hereby accepts delivery and acknowledges receipt of the Escrowed Shares and agrees to act as escrow agent and to hold, safeguard and release the Escrowed Shares in accordance with the provisions of this Agreement. The Escrowed Shares shall not be assigned, hypothecated, alienated, released from escrow, transferred within escrow or dealt with in any manner whatsoever except as provided in this Agreement.

        2.3 Notwithstanding the registration of the Escrowed Shares in the name of the Escrow Agent, the Vendors shall, subject to the provisions hereof, remain the owners thereof in the proportion contemplated by Section 2.1 hereof and be entitled to the exercise of all voting rights related thereto and to receive all dividends, income and other distributions in respect thereof (collectively, "Distributions"). In the event that any Escrowed Shares are remitted to Phoenix for cancellation pursuant to the provisions of Section 3 hereof, the Vendors shall repay to Phoenix any Distributions received in respect of such Escrowed Shares.

3.      INSTRUCTIONS TO ESCROW AGENT

        3.1 All communications made by the Vendors, including instructions to the Escrow Agent or Responses hereunder, shall be made by Buhrens and Dr. Ulrike Schafer jointly on behalf of the Vendors. All of the Vendors hereby authorize Buhrens and Dr. Ulrike Schafer to duly represent them in accordance with all communications under this Agreement. Should the Vendors wish to withdraw this authorization and to designate new representatives, they have to do so jointly by notifying Phoenix and the Escrow Agent in accordance with Section 7 hereof.

        3.2 At any time while the Escrowed Shares are held by the Escrow Agent, a Non-Affiliate may instruct the Escrow Agent in writing to sell all or part of such Non-Affiliate's portion of the Escrowed Shares. Upon receipt of such written instruction, the Escrow Agent shall sell such Escrowed Shares on the open market and shall retain the proceeds of sale, less any expenses incurred in realizing such sale (the "Proceeds") as escrowed property for such Non-Affiliate. The Escrow Agent shall invest such Proceeds according to the written instructions of such Non-Affiliate for the duration of the escrow. The Escrow Agent shall keep complete records of any such sales of Escrowed Shares.

        3.3 At any time after receipt by the Escrow Agent of written notice by Phoenix of the release, in the format prescribed by the SEC, of at least 30 days of post-combination financial results of Phoenix and McKnight Laboratories GmbH, and provided that the Escrowed Shares are not then subject to any restrictions on transfer imposed by any Regulatory Authority, an Affiliate may also instruct the Escrow Agent to sell all or part of their portion of the Escrowed Shares in the manner set forth in
                Section 3.2. In such event, the Escrow Agent shall proceed as set forth in Section 3.2.

        3.4 Whenever Phoenix has a Claim it shall promptly give a Notice of Claim in respect thereof to the Vendors and the Escrow Agent. Upon receipt of a Notice of Claim, the Escrow Agent shall immediately reserve for distribution in accordance with the provisions of Section 3.5 hereof (but shall not release from escrow except in accordance with the provisions hereof) that number of the Escrowed Shares which is equal in value to the amount provided for in the Notice of Claim, calculated on the basis of the Escrowed Share Price for such Claim.

        3.5 Within 15 days of receipt of a Notice of Claim, the Vendors (or any of them) shall give to Phoenix and the Escrow Agent a Response with respect to each Claim set forth therein. If:

                3.5.1 the Response indicates that the Vendors accept a Claim set forth in the Notice of Claim, or if the Escrow Agent does not receive a Response with respect to a Claim within said 15 day period, the Vendors shall be deemed to have irrevocably consented to each Claim so accepted or in respect of which no Response is so received, as made, and the Escrow Agent shall forthwith give written notice thereof to Phoenix:

                        3.5.1.1 setting forth the total amount of all Claims
                                which have been consented to and the number of shares from the Escrowed Shares to be released from escrow for the benefit of Phoenix (the "Released Shares"), being that number of the Escrowed Shares which is equal in value to the amount of the admitted Claims set forth in such Notice of Claim, calculated on the basis of the Escrowed Share Price for such Claim; and

                        3.5.1.2 surrender for cancellation to Phoenix the share
                                certificate(s) in its possession representing the Released Shares, duly endorsed for transfer, and the Escrow Agent shall retain in its possession the other share certificate(s) representing the balance of the Escrowed Shares, if any, to be held by it in escrow and dealt with in accordance with the terms hereof; or

                3.5.2 the Response indicates that the Vendors (or any of them) dispute a Claim set forth in the Notice of Claim (whether or nor arbitration proceedings have been instituted), the Escrow Agent shall retain in its possession and continue to hold in escrow that number of the Escrowed Shares which is equal in value to the amount provided for in the disputed Claims, calculated on the basis of the Escrowed Share Price for such Claim:

                        3.5.2.1 until the Escrow Agent receives a joint written
                                notice from Phoenix and the Vendors directing the Escrow Agent as to the manner in which such Escrowed Shares and the share certificate(s) representing same are to be dealt with, in which case the Escrow Agent shall deal with same in accordance with such joint written instructions; or

                        3.5.2.2 in the absence of such a joint written notice
                                within 10 business days of the Escrow Agent's receipt of the Response, the Escrow Agent shall deal with such Escrowed Shares and the share certificate(s) representing same in accordance with a final arbitration order in respect of such disputed Claim(s) pursuant to the arbitration contemplated by Section 12 hereof. Any arbitration order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that the said order is final and non-appealable.

        3.6 If, at the time of receipt by the Escrow Agent of any Notice of Claim as provided for in Section 3.4 hereof, the Escrowed Shares remaining in escrow for the account of any Vendor calculated on the basis of the Escrowed Share Price is insufficient to meet such Vendor's pro rata portion of the number of Released Shares to be remitted to Phoenix, the balance of such Vendor's pro rata portion of the admitted Claims shall be satisfied by payment in cash from the Proceeds of those Escrowed Shares sold by the Escrow Agent at the direction of such Vendor pursuant to Section
                3.2 or 3.3 hereof.

        3.7 On the earlier of (i) November 6, 1999, or (ii) the date at which the Escrow Agent receives a notice from Phoenix confirming that the audit of the combined financial statements of Phoenix and McKnight Laboratories GmbH has been completed, the Escrow Agent will deliver the Escrowed Shares and all Distributions and Proceeds to the Vendors, pro rata to their respective interests in the Escrowed Shares, Distributions and Proceeds if any.

4.      VOTING RIGHTS

        4.1 The Escrow Agent shall provide to each of the Vendors a proxy entitling such Vendor to vote those of the Escrowed Shares which are owned by it, forthwith upon the Escrow Agent's receipt thereof in its capacity as registered shareholder of Phoenix, in order to allow each Vendor to vote its Escrowed Shares in the same manner as if it were the registered owner thereof.

5.      RIGHTS AND OBLIGATIONS OF THE ESCROW AGENT

        5.1 The Escrow Agent is not a party to, and is not bound by, any provisions which may be evidenced by, or arise out of, any agreement other than as therein set forth under the express provisions of this Agreement.

        5.2 The Escrow Agent acts hereunder as a depositary only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or for the form of execution of such instrument or for the identity or authority or right of any person or party executing or depositing it.

        5.3 The Escrow Agent shall not be under any duty to give the Escrowed Shares, Distributions and Proceeds, if any, held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

        5.4 The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the other parties hereto shall solidarily indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorney's fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof.

        5.5 The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Escrow Agent.

        5.6 The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

        5.7 The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

        5.8 The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

        5.9 The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrowed Shares, Distributions and Proceeds, if any, to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of
                (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrowed Shares and Proceeds, if any, until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

        5.10 Phoenix and the Vendors shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of $1,500 at the time of execution of this Agreement and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel).

6.      LIMITED RESPONSIBILITY

        This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement. No trust is created by this Agreement and the Escrow Agent does not act in any capacity as a trustee. In the event of any disagreement between any of the parties to this Agreement, or between them or either of them and any other person, resulting in demands or adverse claims being made in connection with or for any asset involved herein or affected hereby, the Escrow Agent shall be entitled, at its discretion, to refuse to comply with any demands or claims on it, as long as such disagreement shall continue, and in so refusing the Escrow Agent may make no delivery or other disposition of any asset involved herein or affected hereby, and in so doing the Escrow Agent shall not be or become liable in any way or to any person or party for its failure or refusal to comply with such conflicting demands or adverse claims, and it shall be entitled to continue so to refrain from acting and so to refuse to act until the right of person or party shall have been finally settled as provided in
        Section 12 hereof, or all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing signed by all persons and parties interested.

7.      NOTICES

        All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

        7.1     To Phoenix:

                Phoenix International Life Sciences Inc.
                2350, Cohen Street
                Saint-Laurent, Quebec
                H4R 2N6 Canada

                Telecopier No.: (514) 333-7306

                ATTENTION: JEAN-YVES CALOZ

        7.2     To the Vendors:

                TO BUHRENS

                Prof. Dr. Klaus-Georg Buhrens
                Buchtallee 4a
                21465 Reinbek, Germany

                TO GEIST:

                Dr. Martin Geist
                Georgiweg 43
                22453 Hamburg, Germany

                TO BLOHM:

                Dr. Bernk Blohm
                Buchtallee 23
                21465 Reinbek, Germany

                TO HILGENSTOCK:

                Dr. Christian Hilgenstock
                Gronenweg 73
                22549 Hamburg, Germany

                TO HEMKER:


                Dr. Claus Hemker
                Feldblick 2
                22397 Hamburg, Germany

                TO KOZAK:

                Dr. Ivan Kozak
                Kopeniker Str. 15
                22045 Hamburg, Germany

                TO VENS-CAPPELL:

                Dr. Bernhard Vens-Cappell
                Wurtkamp 12
                22527 Hamburg, Germany

                TO TETZLOFF:

                Dr. Wolfgang Tetzloff
                Friedenstrasse 56
                82194 Grobenzell, Germany

                TO J. HENKE:

                Dr. Jurgen J. Henke
                Hohenzollernring 57
                50672 Koln, Germany

                TO L. HENKE:

                Dr. L. Henke J. Henke
                Hohenzollernring 57
                50672 Koln, Germany

                TO TREND:

                TREND Finanzanalysen GmbH
                Berliner Allee 21
                40212 Dusseldorf, Germany

                ATTENTION:  PETER MARTIN

        7.3     To the Escrow Agent:

                Montreal Trust Company
                1800 McGill College Avenue
                Montreal (Quebec)
                H3A 3K9

                Telecopier No.:  (514) 982-7677

        7.4     To Dr. Ulrike Schafer:

                Schafer Pott
                Berlinerallee 26
                40212 Dusseldorf, Germany


8.      GOVERNING LAW

        This Agreement shall be governed by the laws of the Province of Quebec and the laws of Canada applicable therein.

9.      COUNTERPARTS

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

10.     SECTION HEADINGS

        The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

11.     WAIVER

        The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
        (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.     ARBITRATION

        All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Montreal. The language of the arbitration shall be English.

13.     CONFIDENTIALITY

        The parties agree to treat this Agreement as confidential and not to disclose its contents to third parties other than their advisers, except to the extent necessary to enforce performance of obligations hereunder, or as is required to comply with applicable laws or regulations, including regulations of any stock exchange on which the securities of Phoenix are listed.

14.     FURTHER ASSURANCES

        The parties shall, with all reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party shall provide such further documents or instruments required by another party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and to carry out its provisions.

15.     GENERAL

        The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This Agreement and the other documents and instruments referred to herein constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all present and prior agreements, whether written or oral. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.


        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PHOENIX INTERNATIONAL LIFE
SCIENCES INC.


By:               /s/ John Hooper                    /s/ Klaus-Georg Buhrens
    ---------------------------------------------  -----------------------------
     John Hooper, Ph.D.                            PROF. DR. KLAUS-GEORG BUHRENS
     Title: Chairman and Chief Executive Officer

          /s/ Martin Geist                         /s/ Bernd Blohm
------------------------------------    ---------------------------------------
DR. MARTIN GEIST                        DR. BERND BLOHM

      /s/ Christian Hilgenstock                   /s/ Claus Hemker
------------------------------------    ---------------------------------------
DR. CHRISTIAN HILGENSTOCK               DR. CLAUS HEMKER

         /s/ Ivan Kozak                      /s/ Bernhard Vens-Cappell
------------------------------------    ---------------------------------------
DR. IVAN KOZAK                          DR. BERNHARD VENS-CAPPELL

       /s/ Wolfgang Tetzloff                  /s/ Ulrike Schafer
------------------------------------    ---------------------------------------
DR. WOLFGANG TETZLOFF                   DR. JURGEN HENKE, by Ulrike Schafer

                                        TREND FINANZANALYSEN GMBH


         /s/ Ulrike Schafer             By:        /s/ Ulrike Schafer
------------------------------------        -----------------------------------
DR. L. HENKE, by Ulrike Schafer             Ulrike Schafer

                                        MONTREAL TRUST COMPANY


                                        By:    /s/ Rose Marie Labbe
                                            -----------------------------------
                                            Rose Marie Labbe
                                            Title:  Trust Officer


                                        By:    /s/ Guy L'Esperance
                                            -----------------------------------
                                            Guy L'Esperance
                                            Title: Manager, Client Servicing